EXHIBIT 31.1

I, H. Lee Scott, Jr., President and Chief Executive Officer, certify that:

1.	I have reviewed the annual report on Form 10-K of Wal-Mart Stores, Inc. (the “registrant”) filed with the Securities and Exchange Commission on April 9, 2004 and this amended annual report of the registrant on Form 10-K/A; and

2.	Based on my knowledge, the annual report on Form 10-K, as amended by this report on Form 10-K/A, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: August 25, 2004

/s/ H. Lee Scott, Jr.
H. Lee Scott, Jr. President and Chief Executive Officer